As filed with the Securities and Exchange Commission on July 27, 2016.

Registration No. 333-212279

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to

FORM F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Talend S.A.
(Exact name of Registrant as specified in its charter)

France (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)

9, rue Pages, 92150 Suresnes, France
+33 (0) 1 46 25 06 00
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

Talend, Inc.
800 Bridge Parkway, Suite 200
Redwood City, CA 94065
(650) 539-3200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Mark B. Baudler Steven V. Bernard Andrew D. Hoffman Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Renaud Bonnet Jones Day 2 rue Saint-Florentin 75001 Paris France +33 (0) 1 56 59 39 39	Richard A. Kline Anthony J. McCusker Andrew T. Hill Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, CA 94025 (650) 752-3100	Jean-Marc Desaché Arnaud Duhamel Gide Loyrette Nouel A.A.R.P.I. 22, cours Albert 1er 75008 Paris France +33 (0) 1 40 75 60 00

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

          This Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-212279) is being filed solely for the purpose of filing Exhibit 10.23 as indicated in Part II of this Amendment No. 4. This Amendment No. 4 does not modify the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of directors and officers

          French Law.    Under French law, provisions of By-laws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

          We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act, and we intend to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

          These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

          Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

          In any underwriting agreement we enter into in connection with the sale of ADSs being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

          SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          Pursuant to the underwriting agreement for this offering, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify our directors and officers, persons controlling us, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 7.    Recent sales of unregistered securities

          In the past three years, we have issued and sold to third parties the securities listed below without registering the securities under the Securities Act. None of these transactions involved any public offering. All our securities were sold either (i) outside the United States or (ii) in the United States to a limited number of investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act.

  •
  On June 28, 2013, we issued 109,191 ordinary shares, representing a total subscription amount equal to €8,735.28.

  •
  On December 2, 2013, we issued 694,444 series F preferred shares with warrants attached, representing a total subscription amount equal to €3,629,316.32 (issue premium included).

  •
  On December 17, 2013, we issued 428,887 ordinary shares, representing a total subscription amount equal to €34,301.02.

  •
  On December 17, 2013, we issued 1,750,565 series H preferred shares with two warrants attached, representing a total subscription amount equal to €14,704,749.15 (issue premium included).

  •
  On December 17, 2013, we issued 1,111,111 series G preferred shares, as a result of the conversion of 8,888,888 bonds redeemable into series G preferred shares, representing a total subscription amount equal to €9,155,554.64 (issue premium included).

  •
  On June 25, 2015, we issued 111,111 series G preferred shares as a result of the exercise of warrants for preferred G shares, representing a total subscription amount equal to €8,888.88.

  •
  On June 25, 2015, we issued (i) 104,855 series H preferred shares at a price of €8.40 each (issue premium included), representing a total subscription amount equal to €880,782 (issue premium included), (ii) 46,651 ordinary shares at a price of €9.44 each (issue premium included), representing a total subscription amount equal to €440,391.34 (issue premium included) and (iii) of 110,281 ordinary shares at par value (€0.08) representing a total subscription amount equal to €8,822.48.

          In addition, we granted the following employee warrants (bons de souscription de parts de créateur d'entreprise) and share options (options de souscription d'actions, or OSA) to certain of our officers and employees:

  •
  Share options to purchase 728,924 of our ordinary shares at exercise prices per share ranging from €8.40 to €9.84 and employee warrants (BSPCE) to purchase 58,952 of our ordinary shares at exercise prices per share ranging from €8.40 to €9.84 in the year ended December 31, 2015.

  •
  Options to purchase 463,872 of our ordinary shares at exercise prices per share ranging from €4.56 to €8.40 and employee warrants (BSPCE) to purchase 141,847 of our ordinary shares at exercise price per share ranging of €8.40 in the year ended December 31, 2014; and

  •
  Options to purchase 1,020,993 of our ordinary shares at exercise price per share of €4.56 and employee warrants (BSPCE) to purchase 125,000 of our ordinary shares at an exercise price of €4.56 in the year ended December 31, 2013.

          In addition, we issued the following fully-paid ordinary shares upon exercise of employee warrants (BSPCE), share options and employee warrants (BSA), ranging from €1.76 to €8.40 per share:

  •
  9,182 ordinary shares upon exercise of share options and 25,346 ordinary shares upon exercise of employee warrants (BSPCE) in the year ended December 31, 2015;

  •
  79,130 ordinary shares upon exercise of share options and 6,468 ordinary shares upon exercise of employee warrants in the year ended December 31, 2014; and

  •
  155,048 ordinary shares upon exercise of share options and 22,500 ordinary shares upon exercise of employee warrants (BSPCE) and employee warrants (BSA) in the year ended December 31, 2013.

          We believe that the issuance of these securities were exempt from registration under the Securities Act in reliance upon Regulation S or Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation. No underwriters were employed in connection with the foregoing option grants and restricted share unit awards.

Item 8.    Exhibits and financial statement schedules

          (a)    Exhibits

          See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form F-1, which Exhibit Index is incorporated herein by reference.

          (b)    Financial statement schedules

          All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 9.    Undertakings

          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

            1.      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            2.      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Redwood City, CA on this 27th day of July, 2016.

TALEND S.A.
By:	/s/ MICHAEL TUCHEN
	Name:	Michael Tuchen
	Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL TUCHEN Michael Tuchen	Chief Executive Officer and Director	July 27, 2016
/s/ THOMAS TUCHSCHERER Thomas Tuchscherer	Chief Financial Officer	July 27, 2016
* Bernard Liautaud	Chairman	July 27, 2016
* Matthieu Baret	Director	July 27, 2016
* John D. Brennan	Director	July 27, 2016
* Bertrand Diard	Director	July 27, 2016
* Patrick S. Jones	Director	July 27, 2016

Signature		Title	Date

* Thierry Sommelet		Director	July 27, 2016
*By:	/s/ MICHAEL TUCHEN Michael Tuchen Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

          Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Talend S.A., has signed this registration statement in Redwood City, CA on July 27, 2016.

TALEND, INC.
By	/s/ MICHAEL TUCHEN
	Name:	Michael Tuchen
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

3.1	*	By-laws (status) of Talend S.A. (English translation).

3.2	*	Form of By-laws of Talend S.A. to become effective upon the closing of the offering (English translation).

4.1	*	Form of Deposit Agreement between Talend S.A. and JPMorgan Chase Bank, N.A., as depositary, and Owners and Holders of the American Depositary Shares.

4.2	*	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1).

5.1	*	Opinion of Jones Day.

10.1	*	Bonitasoft Software License and Support Agreement, dated as of October 10, 2011, by and between Bonitasoft, Inc. and Talend, Inc.

10.2	*	Amendment No. 1 to Bonitasoft Software License and Support Agreement, dated as of April 12, 2012, by and between Bonitasoft, Inc. and Talend, Inc.

10.3	*	Lease Agreement, dated as of April 11, 2014, by and between Westport Office Park, LLC and Talend, Inc.

10.4	*	First Amendment to Lease Agreement, dated as of December 16, 2014, by and between Westport Office Park, LLC and Talend, Inc.

10.5	*	Second Amendment to Lease Agreement, dated as of April 20, 2015, by and between Westport Office Park, LLC and Talend, Inc.

10.6	*	English Summary of the Commercial Lease Agreement, dated as of February 7, 2014, by and between Foncière Medicale N°1 and Talend S.A.

10.7	*	English Summary of the First Amendment to Commercial Lease Agreement, dated as of April 14, 2014, by and between Foncière Medicale N°1 and Talend S.A.

10.8	*	English Summary of the Second Amendment to Commercial Lease Agreement, dated as of September 11, 2015, by and between Foncière Medicale N°1 and Talend S.A.

10.9	*	English Summary of the Third Amendment to Commercial Lease Agreement, dated as of January 20, 2016, by and between Foncière Medicale N°1 and Talend S.A.

10.10	*	English Summary of the Fourth Amendment to Commercial Lease Agreement, dated as of April 26, 2016, by and between Foncière Medicale N°1 and Talend S.A.

10.11	*	Square 1 Bank Loan and Security Agreement, dated as of May 29, 2015, among Talend, Inc., Talend USA, Inc. and Square 1 Bank.

10.12	*	First Amendment to Square 1 Bank Loan and Security Agreement, dated as of March 7, 2016, among Talend, Inc., Talend USA, Inc. and Square 1 Bank.

10.13	*	Guarantee and Indemnity, dated as of July 8, 2015, by and between Talend Ltd and Square 1 Bank.

10.14	*	First-Demand Guarantee, dated as of June 29, 2015, by Talend S.A. in favor of Square 1 Bank.

10.15	*	Supplemental Agreement, dated as of June 29, 2015, by and between Talend S.A. and Square 1 Bank.

10.16	*	Debenture, dated as of July 8, 2015, by and between Talend Ltd and Square 1 Bank.

10.17	*	First Rank Accounts Pledge Agreement, dated as of June 29, 2015, by and between Talend S.A. and Square 1 Bank.

Exhibit Number		Description
10.18	*	Pledge of Receivables Agreement, dated as of June 29, 2015, by and between Talend S.A. and Square 1 Bank.

10.19	*	Pledge of IP Rights Agreement, dated as of June 29, 2015, by and between Talend S.A. and Square 1 Bank

10.20	*	Pledge Agreement, dated as of June 29, 2015, by and between Talend S.A. and Square 1 Bank.

10.21	*	Form of Indemnification Agreement between Talend S.A. and each of its executive officers and directors.

10.22	*+	Stock Option Plans—2016, 2015, 2014, 2013, 2012, 2011 and 2010.

10.23		Form of BSA Grant Document (English translation).

10.24	*+	Form of BSPCE Grant Document (English translation).

10.25	*+	Form of OSA Grant Document.

10.26	*+	Executive Employment Agreement, dated October 1, 2013, by and between Talend, Inc. and Michael Tuchen.

10.27	*+	Offer Letter, dated December 13, 2009, by and between Talend, Inc. and Thomas Tuchscherer.

10.28	*+	Amendment to Offer Letter, dated February 12, 2016, by and between Talend, Inc. and Thomas Tuchscherer.

10.29	*+	Offer Letter, dated April 10, 2014, by and between Talend, Inc. and Ashley Stirrup.

10.30	*+	Offer Letter, dated October 27, 2014, by and between Talend, Inc. and Brad Stratton.

10.31	*+	Offer Letter, dated December 18, 2015, by and between Talend, Inc. and Barbara Cadigan.

10.32	*+	Offer Letter, dated December 10, 2013, by and between Talend, Inc. and Nello Franco.

10.33	*+	Employment Agreement, dated July 3, 2014, by and between Talend, Inc. and Laurent Bride (English translation).

10.34	*+	Expatriation Agreement, dated June 22, 2015, by and between Talend S.A. and Laurent Bride (English translation).

10.35	*	Shareholder Agreement, dated as of June 24, 2016, by and among Talend S.A. and certain shareholders.

10.36	*+	Form of Change of Control and Severance Agreement.

21.1	*	List of Subsidiaries of Talend S.A.

23.1	*	Consent of KPMG S.A., Independent Registered Public Accounting Firm.

23.2	*	Consent of Jones Day (included in Exhibit 5.1).

24.1	*	Powers of Attorney (included on the signature page to the original filing of this Registration Statement on Form F-1).

99.1	*	Consent of McKnight Consulting Group Global Services.

*
Previously filed.

+
Indicates management contract or compensatory plan.